EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

Mothers Work, Inc. Announces Delay in First Quarter Fiscal 2006 Earnings

Release Pending Potential FASB Rule Changes,

and Projects First Quarter Earnings to Exceed Previous Guidance

Philadelphia, PA, January 20, 2006 — Mothers Work, Inc. (Nasdaq: MWRK), today announced that it will delay its first quarter Fiscal 2006 earnings release and conference call, previously scheduled for Wednesday, January 25, 2006, and announced that, excluding the impact of non-cash stock-based compensation expense, it projects that first quarter earnings will exceed the Company’s previous earnings guidance.  The delay in the first quarter earnings release is due to changes recently proposed by the Financial Accounting Standards Board (FASB) to Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS No. 123(R)), which relates to non-cash stock-based compensation expense.  On January 16, 2006, the FASB issued a proposed Staff Position that, if adopted, would amend certain provisions of SFAS No. 123(R) and would affect the Company’s non-cash stock-based compensation expense recognized pursuant to SFAS No. 123(R), which the Company initially adopts and reflects in its financial results for the first quarter of Fiscal 2006, ended December 31, 2005.  The deadline for public comment on the proposed FASB Staff Position is January 31, 2006, after which the FASB is expected to make a final determination regarding the proposed rule changes.

Ed Krell, Executive Vice President-Chief Financial Officer of Mothers Work, commented, “Since the adoption of the FASB’s proposed amendment to SFAS No. 123(R) would affect our non-cash stock-based compensation expense, and thus would affect our reported earnings, we believe it makes sense to wait until the FASB makes a final determination regarding the proposed changes before we release our first quarter earnings.  We are very pleased to report that, excluding the impact of non-cash stock-based compensation expense, we project that our first quarter earnings will exceed our previous earnings guidance and will exceed our last year’s first quarter earnings.  We expect that the FASB will make its final determination very soon after the January 31, 2006 public comment deadline and, thus, we expect to release earnings and host an investor conference call in early February.  We will issue a press release when we have determined the date for our first quarter earnings release and investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2005, Mothers Work operates 1,594 maternity locations, including 851 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.